Exhibit 10.1

RETIREMENT AGREEMENT AND RELEASE OF ALL CLAIMS

This Retirement Agreement and Release of All Claims (“Agreement”) is made by and between Francis W. McDonnell (“McDonnell”) and Navigators Management Company, Inc. (“NMC”) and was given to McDonnell on October 10, 2011. In consideration of the covenants and agreements contained in this document and the consideration described herein, McDonnell and NMC (collectively, the “Parties”) agree as follows:

1. Retirement from Employment. McDonnell’s employment with NMC shall terminate effective on October 31, 2011 (the “Termination Date”). Effective on the Termination Date, McDonnell shall resign from all Board of Director and officer positions with NMC and its subsidiaries and affiliates, including, without limitation, The Navigators Group, Inc., Navigators Insurance Company, Navigators Specialty Insurance Company and Navigators Underwriting Agency Ltd.

2. NMC’s Obligations. If McDonnell timely provides to NMC a fully executed original of this Agreement, does not revoke this Agreement pursuant to Paragraph 10(g), and otherwise fulfills his obligations under this Agreement:

(a)	NMC will pay to McDonnell:

(i) one year of continued salary equivalent to $425,000, minus applicable payroll taxes and withholdings, which shall begin to be paid on November 15, 2011 and shall be periodically paid in cash following such date in accordance with NMC’s standard bi-monthly payroll practices and schedule until March 1, 2012 and the remaining unpaid balance of the $425,000 (minus applicable payroll taxes and withholding) shall be paid in a lump sum on March 12, 2012; and

(ii) McDonnell’s target bonus of $340,000 under The Navigators Group, Inc.’s Annual Incentive Plan (“AIP”) for 2011, which shall be paid in cash in 2012, on or before March 12, 2012; and

(b)

The 5,500 unvested restricted share units of The Navigators Group, Inc. that were granted to McDonnell on August 5, 2008 shall vest on the Termination Date and such restricted share units shall be settled by delivery of 5,500 shares of common stock of The Navigators Group, Inc. to McDonnell on August 5, 2012. All other unvested equity awards granted to McDonnell by NMC shall be forfeited.

3. Release by McDonnell. To the greatest extent permitted by law, McDonnell, on behalf of himself and his heirs, successors, agents, and assigns, hereby releases and forever discharges NMC, which is specifically defined for purposes of this release to include NMC and all of its predecessor, successor, parent, subsidiary, affiliated entities (specifically including, The Navigators Group, Inc., Navigators Insurance Company, and Navigators Specialty Insurance Company) and all of its/their officers, directors, employees, and agents (the “Released Parties”), from any and all liability for any and all claims arising on or prior to the effective date of this Agreement. This release includes, but is not limited to, any and all claims, rights, demands, and causes of action of any and every kind, whether now known or unknown, real or potential, whether arising out of any claim for wrongful termination, breach of contract, discrimination, harassment, retaliation, and/or any other tort, personal injury, or violation of public policy or statute, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Fair Labor Standards Act, and any and every other federal, state, and local law, statute, and ordinance and Letter Agreements dated July 10 and 11, 2008 between McDonnell and The Navigators Group, Inc.. However, nothing in this Agreement shall be construed as waiving or releasing any claim which cannot be waived or released by private agreement of the Parties, or as prohibiting McDonnell from filing a charge or complaint, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission (“EEOC”), or as prohibiting McDonnell from participating in any investigation or proceeding conducted by the EEOC. McDonnell agrees, however, that by signing this Agreement, he waives all rights to individual relief based on claims asserted in any such EEOC proceeding. Anything to the contrary notwithstanding, nothing herein shall release any of the Released Parties from any liabilities based on (a) McDonnell’s right to enforce the terms and conditions of this Agreement, (b) any right or claim that arises after the date this Agreement is executed by McDonnell, (c) any right McDonnell may have to vested or accrued benefits or entitlements under any applicable plan, agreement, program, award, policy or arrangement of NMC or its parents, subsidiaries and affiliates, (d) any rights McDonnell may have as a shareholder of NMC or any of its subsidiaries or affiliates, (e) McDonnell’s right to indemnification and advancement of expenses in accordance with applicable laws and/or the certificate of incorporation and by-laws of NMC or its parents, subsidiaries and affiliates or this Agreement or any applicable insurance policy, or (f) any right McDonnell may have to obtain contribution as permitted by law in the event of entry of judgment against McDonnell as a result of any act or failure to act for which McDonnell, on the one hand, and the Released Parties, on the other hand, are jointly liable.

4. Confidentiality of NMC’s Information. McDonnell acknowledges and agrees that he was given access to and has obtained knowledge and information about NMC and its subsidiary and affiliated companies which is private, confidential, proprietary, and/or constitutes trade secret information. As a material provision of this Agreement, McDonnell agrees to abide by all policies of NMC which limit the dissemination of such information and further to keep all such information completely confidential and not to disclose or publish that information to anyone, including but not limited to past, present, or prospective employees, customers, vendors, competitors, and/or business partners of NMC, and/or prospective or future employers of McDonnell, except (a) if disclosure of such information is specifically required by subpoena, court order, any governmental agency having jurisdiction or by any administrative or legislative body (including a committee thereof); (b) if disclosure of such information is required to perform McDonnell’s obligations under Paragraphs 11 and 12 of this Agreement; (c) if such information becomes generally known to and available for use by the public other than as a result of McDonnell’s acts or omissions in violation of this Paragraph 4, (d) if disclosure of such information becomes necessary in connection with the defense of any claim brought against McDonnell, NMC or any of its subsidiaries and affiliates, or (e) if disclosure of such information is made to enforce any rights or defend any claims hereunder or under any other agreement to which McDonnell is a party, provided that such disclosure is necessary to the enforcement of such rights or defense of such claims and is only disclosed to the extent necessary in the formal proceedings related thereto. To the extent McDonnell possesses or possessed such information in written or electronic form, McDonnell represents and promises that he either has returned or will use reasonable efforts to return as soon as practicable after the Termination Date all such information (including all copies) to NMC, provided McDonnell shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, personal correspondence, personal diaries, personal calendars, and rolodexes, (ii) information showing McDonnell’s equity awards or compensation, or relating to expense reimbursements, (iii) information that McDonnell reasonably believes may be needed for his own tax purposes, and (iv) copies of employee benefit and compensation plans, programs, agreements and other arrangements of NMC or any of its subsidiaries or affiliates in which McDonnell was a participant or covered.

5. Nondisparagement. McDonnell agrees not to make any written or oral statement about NMC and its subsidiary and affiliated companies (specifically including The Navigators Group, Inc., Navigators Insurance Company, and Navigators Specialty Insurance Company and all of its/their officers, directors, employees, products, and services) which McDonnell knows or reasonably should know to be untrue and agrees not to make any disparaging or negative written or oral statement concerning NMC and its subsidiary and affiliated companies (specifically including The Navigators Group, Inc., Navigators Insurance Company, and Navigators Specialty Insurance Company and all of its/their officers, directors, employees, products, and services) with the intent to cause injury or harm. Each member of the current Global Leadership Team of NMC (as currently constituted and similar future successor corporate bodies) and current Board of Directors of The Navigators Group, Inc. agrees during the period of his/her employment not to make any written or oral statement about McDonnell which is known or reasonably should be known to be untrue and agrees not to make any disparaging or negative written or oral statement about McDonnell with the intent to cause injury or harm. Nothing in this Agreement shall prevent the disclosure of truthful information by any Party, if required by law (including, as may be necessary, to respond in an appropriate and truthful manner to any legal process or give appropriate and truthful testimony in a legal or regulatory proceeding).

6. Non-Solicitation of Employees. McDonnell covenants and agrees that until September 30, 2012 he shall not solicit, hire, engage or attempt to hire or engage for employment, consulting or independent contracting any individual who shall have been an employee of NMC or its affiliates in the Finance or Actuarial Departments of NMC at the time of such solicitation, whether on McDonnell’s own behalf or on behalf of another entity in which McDonnell shall have a direct or indirect interest, as a proprietor, partner, co-venturer, creditor, stockholder, director, officer, employee, agent, representative or otherwise. Notwithstanding the foregoing, the following shall not be a violation of this Paragraph 6: (a) McDonnell responding to an unsolicited request from any such employee for advice on employment or business matters; (b) McDonnell responding to an unsolicited request for a reference regarding any such employee, by providing a reference setting forth his personal views about such person; or (c) any organization with which McDonnell is affiliated (including his employer) engaging or soliciting such employee if McDonnell was not involved (directly or indirectly) in such activity.

7. No Assignment of Claims. McDonnell warrants that he has not transferred to any other person or entity any of the rights or causes of action released in this Agreement.

8. No Other Monies Due. Except as provided herein in Paragraphs 2, 11 and 12 and the following “Accrued Obligations”, no other money, expense, cost, or fee shall be paid by NMC to McDonnell as part of this Agreement: (a) accrued but unpaid base salary through the

Termination Date; (b) payment for accrued but unused vacation days through the Termination Date in an amount equal to $21,500; (c) any unreimbursed business expenses incurred by McDonnell on or prior to the Termination Date; and (d) compensation and benefits payable to McDonnell under the terms or rules of NMC’s compensation and benefit plans (other than severance plans, equity compensation plans and bonus plans) in which McDonnell participated prior to the Termination Date. NMC shall pay or provide such Accrued Obligations to McDonnell (x) in the case of (a) and (b) above, in a lump sum cash amount within thirty (30) days following the Termination Date, (y) in the case of (c) above, pursuant to NMC’s expense reimbursement policy and Paragraph 14 hereof, and (z) in the case of (d) above, pursuant to the terms of the applicable compensation and benefit plans.

9. Certification of Understanding. McDonnell certifies that he understands and has voluntarily agreed to all of the terms of this Agreement. McDonnell also certifies that he does not rely and has not relied on any representation or statement made by NMC or by any agent, representative, or attorney of NMC with regard to the subject matter of this Agreement, except as set forth herein.

10. Fairness of Agreement. McDonnell understands and agrees that he:

a. Has had more than twenty-one (21) days within which to consider this Agreement before executing it.

b. Has carefully read and fully understands all of the provisions of this Agreement.

c. Is, through this Agreement, releasing NMC and related entities and individuals (as described in Paragraph 3) from any and all claims he has or may have against it/them, including claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.).

d. Knowingly and voluntarily agrees to all of the terms of this Agreement.

e. Knowingly and voluntarily intends to be legally bound by all of the terms of this Agreement.

f. Was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of his choice prior to executing this Agreement.

g. Has a full seven (7) days following the execution of this Agreement to revoke this Agreement and has been and hereby is advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired. Any such revocation must be in a writing received by Bruce J. Byrnes, Senior Vice President, General Counsel & Chief Compliance Officer, by the seventh (7th) day, or Mr. Byrnes must be notified by phone on or before the seventh (7th) day and a written revocation must then be received by him within seven (7) days thereafter.

h. Understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) that may arise after the date this Agreement is executed are not waived.

11. Post-Separation Cooperation. For a period of one year following the Termination Date, McDonnell agrees to cooperate with and make himself reasonably available to NMC (including its subsidiary and affiliated companies and its/their employees) to provide information that was learned by him during his employment, so long as such cooperation is not contrary to McDonnell’s own legal interests or in direct conflict with the legal interests of his employer. In the event any such persons require McDonnell’s cooperation in accordance with this Paragraph 11, NMC shall, upon receipt of appropriate documentation from McDonnell, reimburse McDonnell for reasonable costs and expenses incurred by McDonnell as a result of providing such cooperation (including travel expenses at the same level of travel and accommodations as when he was an executive of NMC) and legal expenses if McDonnell reasonably believes separate counsel is appropriate. It is anticipated that this cooperation obligation will be limited to periodic telephone and email communications. McDonnell acknowledges that the consideration provided to him in this Agreement is ample compensation for his cooperation.

12. Indemnification. NMC and its subsidiary and affiliated companies agree to indemnify McDonnell (and provide for advancement of expenses subject to a mutually acceptable reimbursement agreement) with respect to any claim which has been or which may be asserted against him based on his acts or omissions arising out of his employment or service as an officer or director of NMC or any of its subsidiaries or affiliates, consistent with and to the fullest extent permitted by applicable law and/or the certificate of incorporation and by-laws of NMC or its parents, subsidiaries and affiliates. NMC shall also continue to provide McDonnell directors and officers liability insurance coverage (which shall be substantially the same as the coverage prior to the Termination Date) for all claims which have been or may be asserted against him based on his acts or omissions arising out of his employment or service as an officer or director of NMC or any of its subsidiaries or affiliates. McDonnell, in turn, agrees to cooperate fully with NMC and its subsidiary and affiliated companies with regard to the defense of any such claims.

13. No Admission of Liability. This Agreement and compliance therewith shall not be construed as an admission by NMC or McDonnell of any liability whatsoever or as an admission of any wrongdoing. NMC and McDonnell specifically disclaim all wrongdoing and disclaim any liability to the other for any alleged violation of the other’s rights, including any violation of common law, statute, or contract.

14. Compliance With Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of McDonnell’s separation of employment with NMC, he is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then NMC will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to McDonnell) until the date that is six months following McDonnell’s separation from employment with NMC (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to McDonnell hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by NMC, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to

McDonnell under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to McDonnell in accordance and in compliance with the requirements of Treas. Reg. Section 1.409A -3(i)(1)(iv)(A). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. All payments to be made upon a separation from employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under Section 409A of the Code. In implementation of the foregoing provisions, the Parties agree that (x) McDonnell’s termination of employment pursuant to this Agreement shall be treated solely for purposes of Section 409A of the Code as an “involuntary separation from service” within the meaning of Treas. Reg. Section 1.409A -1(n)(1); and (y) the payments to be made to McDonnell under Paragraphs 2(a)(i) and (ii) of this Agreement shall be treated as exempt from the requirements of Section 409A of the Code pursuant to the “short term deferral” exemption under Treas. Reg. Section 1.409A -1(b)(1) and therefore as not being subject to the six month delay provision referred to in clause (i) of the second sentence of this Paragraph 14.

15. Governing Law. This Agreement shall in all respects be interpreted, enforced and governed under the laws of the State of New York and any dispute arising out of or related to this Agreement shall be submitted to the state or federal courts located in the County of New York in the State of New York, whose jurisdiction is hereby consented to by the parties.

16. Severability. Should any clause or provision of this Agreement be declared illegal or unenforceable, it shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

17. Amendment. This Agreement may not be modified, altered or changed, except upon express written consent of an officer of NMC and McDonnell, wherein specific reference is made to this Agreement.

18. Entire Agreement of the Parties. This document supersedes any and all prior agreements or understandings, written or oral, pertaining to matters encompassed by this Agreement.

19. Signatures. This Agreement shall have no force or effect unless and until it is signed by McDonnell and an authorized representative of NMC, and then only after the revocation period set forth in Paragraph 10g has expired.

20. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

21. Construction. The headings and captions of this Agreement are inserted for convenience only and shall not be deemed part of this Agreement for any purpose whatsoever. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

22. Notices. Any notice, demand, claim or other communication under this Agreement will be in writing and will be deemed to have been given (a) on delivery if delivered personally or by registered or certified mail (b) on the date of transmission thereof if sent by electronic or facsimile transmission and delivery is confirmed, but, in each case, only if addressed to the Parties in the following manner at the following addresses (or at the other address as a party may specify by notice to the other): (i) to NMC, to the attention of General Counsel, or such other officer of NMC designated by NMC, at NMC’s principal executive offices; and (ii) to McDonnell, at his principal residence as set forth in the Company’s records.

23. Consents. NMC hereby warrants and represents that (i) the execution and delivery of this Agreement and consummation of all transactions contemplated herein have been duly authorized in accordance with all corporate formalities and this Agreement and the obligations hereunder shall be binding on NMC and all of its subsidiaries and affiliates, as applicable, and (ii) the corporate officer executing this Agreement has been duly authorized to execute and deliver it.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the dates set forth below.

Dated: October 25, 2011	FRANCIS W. MCDONNELL

/s/ Francis W. McDonnell

Dated: October 25, 2011	NAVIGATORS MANAGEMENT COMPANY, INC.

By:	/s/ Bruce J. Byrnes

BRUCE J. BYRNES
TITLE: SENIOR VICE PRESIDENT

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